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                                                                     EXHIBIT 3.8


STATE OF ALABAMA
JEFFERSON COUNTY


                              ARTICLES OF AMENDMENT
                                       TO
                              DECLARATION OF TRUST
                                       OF
                            COLONIAL PROPERTIES TRUST


         Pursuant to Section 10-13-14 of the Code of Alabama 1975, Colonial Properties Trust, a real estate investment trust organized and existing under the laws of Alabama (the "Company"), hereby submits the following:

         1. The name of the real estate investment trust is Colonial Properties Trust.

         2.       The Declaration of Trust is hereby amended by deleting Section
                  2.2 of Article II thereof in its entirety and inserting in lieu thereof the following new Section 2.2:

                           Section 2.2. Term. Each Trustee shall hold office for a term expiring at the next succeeding annual meeting of Shareholders and until his successor is duly elected and qualified.

         3. The Board of Trustees of the Company duly adopted a resolution setting forth the foregoing amendment and declared it advisable at a duly called meeting held on January 24, 2004.

         4. There were 26,740,590 of the Company's common shares of beneficial interest, par value $.01 per share ("Common Shares"), outstanding as of February 17, 2004, the record date for the annual meeting held on April 21, 2004 at which the foregoing amendment was considered (the "Annual Meeting"). Common Shares represented the only class of securities entitled to vote at the Annual Meeting, and each share thereof entitled its holder to one vote. Of the 26,740,590 votes entitled to be cast on the foregoing amendment, 21,687,380 were indisputably represented at the Annual Meeting. The total number of undisputed votes cast FOR the foregoing amendment at the Annual Meeting was 21,426,296, which number was sufficient for approval of the foregoing amendment by the holders of Common Shares.

         5. The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 10-13-14 of the Code of Alabama, 1975 and of Sections 234 and 237 of the Constitution of the State of Alabama.

         These Articles of Amendment are being filed in the Office of the Judge of Probate of Jefferson County, Alabama, for the purpose of effecting the foregoing amendment in accordance with the Code of Alabama 1975, Sections 10-2B-1.25 and 10-13-14(f).

         IN WITNESS WHEREOF, the Company, by its duly authorized officer and with full authority, has executed these Articles of Amendment as of this 11th day of May, 2004.


                                       COLONIAL PROPERTIES TRUST


                                       By: /s/ Thomas H. Lowder
                                           -------------------------------------
                                           Thomas H. Lowder
                                           President and Chief Executive Officer